Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Registration Statement (Form S-8 No. 333-27033, No. 33-89260, No. 333-90538, No. 333-116382, No. 333-59111 and No. 333-183869) pertaining to the Employees’ Savings Plan of Barnes & Noble, Inc.;

of our reports dated June 19, 2019, with respect to the consolidated financial statements and schedule of Barnes & Noble, Inc. and the effectiveness of internal control over financial reporting of Barnes & Noble, Inc. included in this Annual Report (Form 10-K) of Barnes & Noble, Inc. for the year ended April 27, 2019.

/s/ ERNST & YOUNG LLP
New York, New York
June 19, 2019